EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

[PHARMOS CORPORATION LOGO]
99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com

Contact

Pharmos U.S. - Gale Smith                          Aline Schimmel (investors)
732-452-9556                                       Justin Jackson (media)
Pharmos Israel - Irit Kopelov                      Burns McClellan, Inc.
972-8-940-9679                                     212-213-0006

              Pharmos Corporation Appoints Chief Financial Officer

Iselin NJ, July 19, 2004 - Pharmos Corporation (Nasdaq: PARS) today announced the appointment of James A. Meer to the position of Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Meer will direct and oversee worldwide financial management and accounting activities of the Company.

Haim Aviv, Ph.D., Chairman and CEO, said, "We welcome Jim and the breadth and strength of his experience in both the financial and operating areas as the Company moves from a research based firm to product commercialization. In filling this critical position, we expect him to make a significant contribution to the overall success of Pharmos as we move through the business growth cycle."

Mr. Meer has over 30 years of financial experience in both privately and publicly held companies, of which twelve years were in the life sciences industry. Prior to joining Pharmos, Mr. Meer was a consultant to specialty pharmaceutical and biotech firms providing strategic and financial advice. Previously, Mr. Meer served eight years as Vice President and Treasurer of Schein Pharmaceutical, Inc. where he was responsible for capital formation, including a successful IPO, strategic planning and investor relations. His other experience includes senior financial positions with public companies including EnviroSource, Inc., John Labatt Ltd. and General Host Corporation. Mr. Meer holds an MBA degree from Pace University and a BA degree in Economics from Rutgers College.

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation- based disorders. The Company's first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other dextrocannabinoid compounds and CB2-selective receptor agonist compounds from Pharmos' proprietary synthetic cannabinoid library are being studied in pre-clinical programs targeting stroke, pain, multiple sclerosis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

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